THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL (WHICH MAY BE COMPANY COUNSEL) REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT AGREEMENT

To Purchase Shares of the Common Stock of

ADMA Biologics, Inc.

Dated as of December 21, 2012 (the "Effective Date")

WHEREAS, ADMA Biologics, Inc., a Delaware corporation (the "Company"), has entered into a Loan and Security Agreement of even date herewith (as amended and in effect from time to time, the "Loan Agreement") with Hercules Technology Growth Capital, Inc., a Maryland corporation (the "Warrantholder");

WHEREAS, the Company desires to grant to Warrantholder, in consideration for, among other things, the financial accommodations provided for in the Loan Agreement, the right to purchase shares of its Common Stock pursuant to this Warrant Agreement (this “Warrant” or this “Agreement”);

NOW, THEREFORE, in consideration of the Warrantholder executing and delivering the Loan Agreement and providing the financial accommodations contemplated therein, and in consideration of the mutual covenants and agreements contained herein, the Company and Warrantholder agree as follows:

SECTION 1.	GRANT OF THE RIGHT TO PURCHASE COMMON STOCK.

(a)           For value received, the Company hereby grants to the Warrantholder, and the Warrantholder is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase, from the Company, up to 25,000 shares of Common Stock (as defined below), at a purchase per share equal to the Exercise Price (as defined below).  The number and Exercise Price of such shares are subject to adjustment as provided in Section 8.  As used herein, the following terms shall have the following meanings:

“Act” means the Securities Act of 1933, as amended.

“Charter” means the Company’s Certificate of Incorporation or other constitutional document, as may be amended and in effect from time to time.

“Common Stock” means the Company’s common stock, $0.0001 par value per share, as presently constituted under the Charter, and any class and/or series of Company capital stock for or into which such common stock may be converted or exchanged in a reorganization, recapitalization or similar transaction.

“Exercise Price” means $9.60, subject to adjustment from time to time in accordance with the provisions of this Warrant; provided, that if, on and as of the closing of the Next Equity Round, the Next Equity Round Price is lower than the then-effective Exercise Price, then the “Exercise Price” shall be the Next Equity Round Price from and after such closing, subject to adjustment thereafter from time to time in accordance with the provisions of this Warrant.

“Merger Event” means any sale, lease or other transfer of all or substantially all assets of the Company, or any merger or consolidation involving the Company in which the Company is not the surviving entity or in which the outstanding shares of the Company’s capital stock are otherwise converted into or exchanged for shares of preferred stock, other securities or property of another entity, or any sale by holders of the outstanding voting equity securities of the Company in a single transaction or series of related transactions of shares constituting a majority of the outstanding combined voting power of the Company.

“Next Equity Round” means the first sale and issuance of Common Stock or other equity securities by the Company after the Effective Date, in a single transaction or series of related transactions (and including, without limitation, a sale of Common Stock pursuant to an effective registration statement under the Act), principally for equity financing purposes in which cash is received by the Company and/or debt of the Company is cancelled or converted in exchange for equity securities of the Company.

“Next Equity Round Price” means the lowest price per share received by the Company (net of underwriter, broker and placement agent fees, commissions and discounts) for shares of the Next Equity Round Series sold and issued by the Company for cash in the Next Equity Round.

“Next Equity Round Series” means the class and/or series of Company capital stock or other equity security sold and issued by the Company in the Next Equity Round.

"Purchase Price" means, with respect to any exercise of this Warrant, an amount equal to the then-effective Exercise Price multiplied by the number of shares of Common Stock as to which this Warrant is then exercised.

SECTION 2.	TERM OF THE AGREEMENT.

Except as otherwise provided for herein, the term of this Agreement and the right to purchase Common Stock as granted herein shall commence on the Effective Date and shall be exercisable for a period ending upon the tenth (10th) anniversary of the Effective Date.

SECTION 3.	EXERCISE OF THE PURCHASE RIGHTS.

(a)           Exercise.  The purchase rights set forth in this Agreement are exercisable by the Warrantholder, in whole or in part, at any time, or from time to time, prior to the expiration of the term set forth in Section 2, by tendering to the Company at its principal office a notice of exercise in the form attached hereto as Exhibit I (the "Notice of Exercise"), duly completed and executed.  Promptly upon receipt of the Notice of Exercise and the payment of the Purchase Price in accordance with the terms set forth below, and in no event later than five (5) days thereafter, the Company shall issue to the Warrantholder a certificate for the number of shares of Common Stock purchased and shall execute the acknowledgment of exercise in the form attached hereto as Exhibit II (the "Acknowledgment of Exercise") indicating the number of shares which remain subject to future purchases, if any.

The Purchase Price may be paid at the Warrantholder's election either (i) by cash or check, or (ii) by surrender of all or a portion of the Warrant  for shares of Common Stock to be exercised under this Agreement and, if applicable, an amended Agreement representing the remaining number of shares purchasable hereunder, as determined below ("Net Issuance").  If the Warrantholder elects the Net Issuance method, the Company will issue shares of Common Stock in accordance with the following formula:

X = Y(A-B) A

Where:	X =	the number of shares of Common Stock to be issued to the Warrantholder.

Y =	the number of shares of Common Stock requested to be exercised under this Agreement.

A =	the then-current fair market value of one (1) share of Common Stock at the time of exercise.

B=	the Exercise Price.

For purposes of the above calculation, current fair market value of shares of Common Stock shall mean with respect to each share of Common Stock:

(i)           at all times when the Common Stock shall be traded on a national securities exchange, inter-dealer quotation system or over-the-counter bulletin board service, the average of the closing prices over a five (5) day period ending three days before the day the current fair market value of the securities is being determined;

(ii)           if the exercise is in connection with a Merger Event, the fair market value of a share of Common Stock shall be deemed to be the per share value received by the holders of the outstanding shares of Common Stock pursuant to such Merger Event as determined in accordance with the definitive transaction documents executed among the parties in connection therewith; or

(iii)           in cases other than as described in the foregoing clauses (i) and (ii), the current fair market value of a share of Common Stock shall be determined in good faith by the Company’s Board of Directors.

Upon partial exercise by either cash or Net Issuance, prior to the expiration or earlier termination hereof, the Company shall promptly issue an amended Agreement representing the remaining number of shares purchasable hereunder. All other terms and conditions of such amended Agreement shall be identical to those contained herein, including, but not limited to the Effective Date hereof.

(b)           Exercise Prior to Expiration.  To the extent this Warrant is not previously exercised as to all shares subject hereto, and if the fair market value of one share of Common Stock is greater than the Exercise Price then in effect, this Agreement shall be deemed automatically exercised on a Net Issuance basis pursuant to Section 3(a) (even if not surrendered) as of immediately before its expiration.  For purposes of such automatic exercise, the fair market value of one share of Common Stock upon such expiration shall be determined pursuant to Section 3(a).  To the extent this Warrant or any portion hereof is deemed automatically exercised pursuant to this Section 3(b), the Company agrees to promptly notify the Warrantholder of the number of shares of Common Stock if any, the Warrantholder is to receive by reason of such automatic exercise, and to issue a certificate to Warrantholder evidencing such shares.

SECTION 4.	RESERVATION OF SHARES.

During the term of this Agreement, the Company will at all times have authorized and reserved a sufficient number of shares of its Common Stock to provide for the exercise of the rights to purchase Common Stock as provided for herein.

SECTION 5.	NO FRACTIONAL SHARES OR SCRIP.

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Agreement, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the Exercise Price then in effect.

SECTION 6.	NO RIGHTS AS SHAREHOLDER/STOCKHOLDER.

Without limitation of any provision hereof, Warrantholder agrees that this Agreement does not entitle the Warrantholder to any voting rights or other rights as a shareholder/stockholder of the Company prior to the exercise of any of the purchase rights set forth in this Agreement.

SECTION 7.	WARRANTHOLDER REGISTRY.

The Company shall maintain a registry showing the name and address of the registered holder of this Agreement.  Warrantholder's initial address, for purposes of such registry, is set forth in Section 12(g) below.  Warrantholder may change such address by giving written notice of such changed address to the Company.

SECTION 8.	ADJUSTMENT RIGHTS.

The Exercise Price and the number of shares of Common Stock purchasable hereunder are subject to adjustment from time to time, as follows:

(a) Merger Event.  If at any time there shall be Merger Event, then, as a part of such Merger Event, lawful provision shall be made so that the Warrantholder shall thereafter be entitled to receive, upon exercise of this Agreement, the number of shares of preferred stock or other securities, cash or other property (collectively, “Reference Property”) that the Warrantholder would have received in connection with such Merger Event if Warrantholder had exercised this Agreement immediately prior to the Merger Event.  In any such case, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Agreement with respect to the rights and interests of the Warrantholder after the Merger Event to the end that the provisions of this Agreement (including adjustments of the Exercise Price and  adjustments to ensure that the provisions of this Section 8 shall thereafter be applicable, as nearly as possible, to the purchase rights under this Agreement in relation to any Reference Property thereafter acquirable upon exercise of such purchase rights) shall continue to be applicable in their entirety, and to the greatest extent possible.  Without limiting the foregoing, in connection with any Merger Event in which the consideration received or to be received by the Company’s stockholders consists of other than cash and/or readily tradable securities, upon the closing thereof, the successor or surviving entity shall assume the obligations of this Agreement; provided that if the Reference Property includes shares of stock or other securities and assets of an entity other than the successor or purchasing company, as the case may be, in such Merger Event, then such other entity shall assume the obligations under this Agreement and any such assumption shall contain such additional provisions to protect the interests of the Warrantholder as reasonably necessary by reason of the foregoing (as determined in good faith by the Company’s Board of Directors) .  In connection with a Merger Event and upon Warrantholder’s written election to the Company, the Company shall cause this Warrant Agreement to be exchanged for the consideration that Warrantholder would have received if Warrantholder had chosen to exercise its right to have shares issued pursuant to the Net Issuance provisions of this Warrant Agreement without actually exercising such right, acquiring such shares and exchanging such shares for such consideration. The provisions of this Section 8(a) shall similarly apply to successive Merger Events.

(b) Reclassification of Shares.  Except for Merger Events subject to Section 8(a), if the Company at any time shall, by combination, reclassification, exchange or subdivision of securities or otherwise, change any of the securities as to which purchase rights under this Agreement exist into the same or a different number of securities of any other class or classes, this Agreement shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Agreement immediately prior to such combination, reclassification, exchange, subdivision or other change. The provisions of this Section 8(b) shall similarly apply to successive combination, reclassification, exchange, subdivision or other change.

(c) Subdivision or Combination of Shares.  If the Company at any time shall combine or subdivide its Common Stock, (i) in the case of a subdivision, the Exercise Price shall be proportionately decreased and the number of shares for which this Warrant is exercisable shall be proportionately increased, or (ii) in the case of a combination, the Exercise Price shall be proportionately increased and the number of shares for which this Warrant is exercisable shall be proportionately decreased.

(d) Stock Dividends.  If the Company at any time while this Agreement is outstanding and unexpired shall:

(i) pay a dividend with respect to the outstanding shares of Common Stock payable in additional shares of Common Stock, then the Exercise Price shall be adjusted, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution, and the number of shares of Common Stock for which this Warrant is exercisable shall be proportionately increased; or

(ii) make any other distribution with respect to Common Stock (or stock into which the Common Stock is convertible), except any distribution specifically provided for in any other clause of this Section 8, then, in each such case, provision shall be made by the Company such that the Warrantholder shall receive upon exercise or conversion of this Warrant a proportionate share of any such distribution as though it were the holder of the Common Stock (or other stock for which the Common Stock is convertible) as of the record date fixed for the determination of the shareholders of the Company entitled to receive such distribution.

(e)  Notice of Adjustments.  If: (i) the Company shall declare any dividend or distribution upon its outstanding Common Stock, payable in stock, cash, property or other securities (assuming Warrantholder in its capacity as lender under the Loan Agreement consents to such dividend); (ii) the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights; (iii) there shall be any Merger Event; or (iv) there shall be any voluntary dissolution, liquidation or winding up of the Company; then, in connection with each such event, the Company shall give the Warrantholder notice thereof at the same time and in the same manner as it gives notice thereof to the holders of Common Stock.

SECTION 9.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

(a) Reservation of Common Stock.  The Company covenants and agrees that all shares of Common Stock that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued and outstanding, fully paid and nonassessable. The Company further covenants and agrees that the Company will, at all times during the term hereof, have authorized and reserved, free from preemptive rights, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant.  If at any time during the term hereof the number of authorized but unissued shares of Common Stock shall not be sufficient to permit exercise of this Warrant in full, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(b) Due Authority.  The execution and delivery by the Company of this Agreement and the performance of all obligations of the Company hereunder, including the issuance to Warrantholder of the right to acquire the shares of Common Stock, have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement: (1) does not violate the Company's Charter or current bylaws; (2) does not contravene any law or governmental rule, regulation or order applicable to it; and (3) does not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which it is a party or by which it is bound.  This Agreement constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

(c) Consents and Approvals.  No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Agreement, except for the filing of notices pursuant to Regulation D under the Act and any filing required by applicable state securities law, which filings will be effective by the time required thereby.

(d) Issued Securities.  All issued and outstanding shares of Common Stock and other securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable.  All outstanding shares of Common Stock and other securities were issued in full compliance with all federal and state securities laws.

(e) Insurance.  The Company has in full force and effect insurance policies, with extended coverage, insuring the Company and its property and business against such losses and risks, and in such amounts, as are customary for corporations engaged in a similar business and similarly situated and as otherwise may be required pursuant to the terms of any other contract or agreement.

(f) Exempt Transaction.  Subject to the accuracy of the Warrantholder's representations in Section 10, the issuance of the Common Stock upon exercise of this Agreement will constitute a transaction exempt from (i) the registration requirements of Section 5 of the Act, in reliance upon Section 4(2) thereof, and (ii) the qualification requirements of the applicable state securities laws.

(g) Registration Rights.  The Company covenants and agrees with Warrantholder that if the Company, at any time and from time to time on or after the Effective Date and on or before the expiration or earlier termination of this Warrant, proposes to register under the Act any shares of Common Stock held by one or more stockholders of the Company for resale by such stockholders, whether on a Form S-3 registration statement or otherwise, the Company shall give written notice thereof to Warrantholder and permit Warrantholder to include any or all of the shares of Common Stock issuable upon exercise of this Warrant (and any or all shares previously issued to Warrantholder upon any prior exercise(s) hereof) in such registration on a pari passu basis with such other stockholder(s) and on the same terms and conditions applicable to such other stockholder(s).

(h) Information Rights.  At all times (if any) during the term of this Warrant (for so long as Warrantholder holds this Warrant) when (i) the Company shall not be required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and/or (ii) the Common Stock is not traded on a national securities exchange, inter-dealer quotation system or over-the-counter bulletin board service, Warrantholder shall be entitled to the information rights contained in Section 7.1 of the Loan Agreement, and in any such event Section 7.1 of the Loan Agreement is hereby incorporated into this Agreement by this reference as though fully set forth herein, provided, however, that the Company shall not be required to deliver a Compliance Certificate once all Indebtedness (as defined in the Loan Agreement) owed by the Company to Warrantholder has been repaid.

(i) Rule 144 Compliance.   The Company shall at all times prior to later to occur of (i) expiration hereof, and (ii) the sale or other disposition by Warrantholder in full of this Warrant or all shares of Common Stock issued on exercise in full of this Warrant timely file all reports required under the 1934 Act and otherwise timely take all actions necessary to permit the Warrantholder to sell or otherwise dispose of this Warrant and the shares of Common Stock issued on exercise hereof pursuant to Rule 144 promulgated under the Act as amended and in effect from time to time.  If the Warrantholder proposes to sell Common Stock issuable upon the exercise of this Agreement  in compliance with Rule 144, then, upon Warrantholder’s written request to the Company, the Company shall furnish to the Warrantholder, within five (5) days after receipt of such request, a written statement confirming the Company’s compliance with the filing and other requirements of such Rule.

SECTION 10.	REPRESENTATIONS AND COVENANTS OF THE WARRANTHOLDER.

This Agreement has been entered into by the Company in reliance upon the following representations and covenants of the Warrantholder:

(a) Investment Purpose.  This Warrant and the shares issued on exercise hereof will be acquired for investment and not with a view to the sale or distribution of any part thereof in violation of applicable federal and state securities laws, and the Warrantholder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption.

(b) Private Issue.  The Warrantholder understands (i) that the Common Stock issuable upon exercise of this Agreement is not, as of the Effective Date, registered under the Act or qualified under applicable state securities laws, and (ii) that the Company's reliance on exemption from such registration is predicated on the representations set forth in this Section 10.  Warrantholder understands that this Warrant and the shares of Common Stock issued upon any exercise or conversion hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available.

(c) Financial Risk.  The Warrantholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment.

(d) Accredited Investor.  Warrantholder is an "accredited investor" within the meaning of the Securities and Exchange Rule 501 of Regulation D, as presently in effect.

(e) No Short Sales.  Warrantholder has not at any time on or prior to the Effective Date engaged in any short sales or equivalent transactions in the Common Stock. Warrantholder agrees that at all times from and after the Effective Date and on or before the expiration or earlier termination of this Warrant, it shall not engage in any short sales or equivalent transactions in the Common Stock.

SECTION 11.	TRANSFERS.

Subject to compliance with applicable federal and state securities laws, this Agreement and all rights hereunder are transferable, in whole or in part, without charge to the holder hereof (except for transfer taxes) upon surrender of this Agreement properly endorsed.  Each taker and holder of this Agreement, by taking or holding the same, consents and agrees that this Agreement, when endorsed in blank, shall be deemed negotiable, and that the holder hereof, when this Agreement shall have been so endorsed and its transfer recorded on the Company’s books, shall be treated by the Company and all other persons dealing with this Agreement as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Agreement.  The transfer of this Agreement shall be recorded on the books of the Company upon receipt by the Company of a notice of transfer in the form attached hereto as Exhibit III (the "Transfer Notice"), at its principal offices and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer.  Until the Company receives such Transfer Notice, the Company may treat the registered owner hereof as the owner for all purposes.
SECTION 12.	MISCELLANEOUS.

(a) Effective Date.  The provisions of this Agreement shall be construed and shall be given effect in all respects as if it had been executed and delivered by the Company on the date hereof.  This Agreement shall be binding upon any successors or assigns of the Company.

(b) Remedies.  In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where Warrantholder will not have an adequate remedy at law and where damages will not be readily ascertainable.

(c) No Impairment of Rights.  The Company will not, by amendment of its Charter or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Warrantholder against impairment.

(d) [Intentionally Omitted]

(e) Attorney's Fees.  In any litigation, arbitration or court proceeding between the Company and the Warrantholder relating hereto, the prevailing party shall be entitled to reasonable attorneys' fees and expenses and all costs of proceedings incurred in enforcing this Agreement.  For the purposes of this Section 12(e), attorneys' fees shall include without limitation fees incurred in connection with the following: (i) contempt proceedings; (ii) discovery; (iii) any motion, proceeding or other activity of any kind in connection with an insolvency proceeding; (iv) garnishment, levy, and debtor and third party examinations; and (v) post-judgment motions and proceedings of any kind, including without limitation any activity taken to collect or enforce any judgment.

(f) Severability.  In the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

(g) Notices.  Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication that is required, contemplated, or permitted under this Agreement or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (a) personal delivery to the party to be notified, (b) when sent by confirmed telex, electronic transmission or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, and shall be addressed to the party to be notified as follows:

If to Warrantholder:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
Legal Department
Attention:  Chief Legal Officer and Manuel Henriquez
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
Facsimile:  650-473-9194
Telephone:  650-289-3060

If to the Company:

ADMA Biologics, Inc.
Attention: Legal Department
65 Commerce Way
Hackensack, NJ 07601
Facsimile: 201-478-5553
Telephone: 201-478-5552

or to such other address as each party may designate for itself by like notice.

(h) Entire Agreement; Amendments.  This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersedes and replaces in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof.  None of the terms of this Agreement may be amended except by an instrument executed by each of the parties hereto.

(i) Headings.  The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

(j) Advice of Counsel.  Each of the parties represents to each other party hereto that it has discussed (or had an opportunity to discuss) with its counsel this Agreement and, specifically, the provisions of Sections 12(n), 12(o), 12(p), 12(q) and 12(r).

(k) No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(l) No Waiver.  No omission or delay by Warrantholder at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by the Company at any time designated, shall be a waiver of any such right or remedy to which Warrantholder is entitled, nor shall it in any way affect the right of Warrantholder to enforce such provisions thereafter.

(m) Survival.  All agreements, representations and warranties contained in this Agreement or in any document delivered pursuant hereto shall be for the benefit of Warrantholder and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

(n) Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

(o) Consent to Jurisdiction and Venue.  All judicial proceedings arising in or under or related to this Agreement may be brought in any state or federal court of competent jurisdiction located in the State of Delaware.  By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to personal jurisdiction in the State of Delaware; (b) waives any objection as to jurisdiction or venue in the State of Delaware; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.  Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 12(g), and shall be deemed effective and received as set forth in Section 12(g).  Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

(p) Mutual Waiver of Jury Trial.  Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws.  EACH OF THE COMPANY AND WARRANTHOLDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, "CLAIMS") ASSERTED BY THE COMPANY AGAINST WARRANTHOLDER OR ITS ASSIGNEE OR BY WARRANTHOLDER OR ITS ASSIGNEE AGAINST THE COMPANY.  This waiver extends to all such Claims, including Claims that involve persons or entities other the Company and Warrantholder; Claims that arise out of or are in any way connected to the relationship between the Company and Warrantholder; and any Claims for damages, breach of contract, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement.

(q) Arbitration.  If the Mutual Waiver of Jury Trial set forth in Section 12(p) is ineffective or unenforceable, the parties agree that all Claims shall be submitted to binding arbitration in accordance with the commercial arbitration rules of JAMS (the “Rules”), such arbitration to occur before one arbitrator, which arbitrator shall be a retired Delaware state judge or a retired Federal court judge.  Such proceeding shall be conducted in the State of Delaware, with Delaware rules of evidence and discovery applicable to such arbitration.  The decision of the arbitrator shall be binding on the parties, and shall be final and nonappealable to the maximum extent permitted by law.  Any judgment rendered by the arbitrator may be entered in a court of competent jurisdiction and enforced by the prevailing party as a final judgment of such court.

(r) Pre-arbitration Relief.  In the event Claims are to be resolved by arbitration, either party may seek from a court of competent jurisdiction identified in Section 12(o), any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by binding arbitration.

(s) Counterparts.  This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

(t) Specific Performance.  The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to Warrantholder by reason of the Company’s failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable by Warrantholder.  If Warrantholder institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that Warrantholder has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

(u) Lost, Stolen, Mutilated or Destroyed Warrant.  If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed.  Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Warrant Agreement to be executed by its officers thereunto duly authorized as of the Effective Date.

COMPANY:                            ADMA BIOLOGICS, INC.

Signature:    /s/ Adam Grossman_______
Print Name:  Adam Grossman
Title:              Pres & CEO

WARRANTHOLDER:           HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By:        /s/ K. Nicholas Martitsch__________
Name:   K. Nicholas Martitsch
Title:     Associate General Counsel

EXHIBIT  I

NOTICE  OF  EXERCISE

To:           [____________________________]

(1)
The undersigned Warrantholder hereby elects to purchase [_______] shares of the Common Stock of [_________________], pursuant to the terms of the Agreement dated the [___] day of [______, _____] (the "Agreement") between [_________________] and the Warrantholder, and tenders herewith payment of the Purchase Price in full, together with all applicable transfer taxes, if any.

(2)	Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below.

_________________________________ (Name) _________________________________ (Address)

WARRANTHOLDER:	HERCULES TECHNOLOGY GROWTH CAPITAL, INC. By: ____________________________ Name: ____________________________ Title: ____________________________

EXHIBIT II

1.	ACKNOWLEDGMENT OF EXERCISE

The undersigned [____________________________________], hereby acknowledge receipt of the "Notice of Exercise" from Hercules Technology Growth Capital, Inc., to purchase [____] shares of the Common Stock of [_________________], pursuant to the terms of the Agreement, and further acknowledges that [______] shares remain subject to purchase under the terms of the Agreement.

COMPANY:	[_________________] By: ________________________________ Title: ________________________________ Date: ________________________________

EXHIBIT III

TRANSFER NOTICE

(To transfer or assign the foregoing Agreement execute this form and supply required information.  Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Agreement and all rights evidenced thereby are hereby transferred and assigned to

________________________________________________________________________________
(Please Print)

whose address is___________________________________________________________________

________________________________________________________________________________

Dated:   ______________________________________________

Holder's Signature:   _____________________________________

Holder's Address:    _____________________________________

_______________________________________________________

Signature Guaranteed:        ________________________________________________________

NOTE:     The signature to this Transfer Notice must correspond with the name as it appears on the face of the Agreement, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Agreement.